10f-3 Report

SALOMON FUNDS TRUST

SALOMON BROTHERS NEW YORK TAX FREE BOND FUND

January 1, 2005 through June 30, 2005



Issuer

NYS DORM AUTHORITY COURT FACILITIES

Trade Date

6/2/2005

Selling Dealer

GOLDMAN SACHS

Price

$121.01

Trade Amount

$3,500,000.00

% Received by Fund

0.906%

% of Issue(1)

4.288%(A)


(1) Represents purchases by all
    affiliated funds and discretionary accounts;
    may not exceed 25% of the principal amount of the offering.

A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $13,065,000.